UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐        Preliminary Proxy Statement

☐        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐        Definitive Proxy Statement

☒        Definitive Additional Materials

☐        Soliciting Material under § 240.14a-12
Quotient Technology Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒        No fee required.

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐        Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

TO: Quotient Employees
FROM: Matthew Krepsik
RE: Company Update

Team Quotient,

Just over a month ago, we announced our new and exciting chapter with the proposed combination of Quotient and Neptune Retail Solutions.

In the weeks since the announcement, Quotient Leadership has been meeting with the Neptune Leadership team to introduce our people and organization. While preliminary, these meetings have been a productive showcase of our talent across Quotient.

Simultaneously, the deal has been working through customary closing conditions. As we announced earlier today, the Hart-Scott-Rodino (HSR) waiting period expired yesterday; this was one of the closing conditions and marks a significant step forward in the process.

Completion of the transaction is subject to the satisfaction of the remaining customary closing conditions, including approval by Quotient stockholders at a meeting which has been scheduled for Friday, Sept. 1.

Additionally, since we remain a standalone public company until the deal closes, we will announce our Q2 earnings on Tuesday, Aug. 8, via a press release. We will not hold an earnings call.

None of this would have been possible without your hard work, and I remain grateful to each of you for your continued support and dedication to driving Quotient forward.

Matt